UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Hyster-Yale Materials Handling, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

449172105

(CUSIP Number)

Alfred M. Rankin, Jr.

5875 Landerbrook Drive, Suite 300

Cleveland, Ohio 44124-4017

(440) 449-9600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 2019

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 449172105	Schedule 13D/A	Page 2 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alfred M. Rankin, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 141,662
	8	SHARED VOTING POWER 1,376,921
	9	SOLE DISPOSITIVE POWER 141,662
	10	SHARED DISPOSITIVE POWER 1,638,761

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,780,423
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.04%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 3 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Victoire G. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 75,194
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 75,194
	10	SHARED DISPOSITIVE POWER 1,705,229

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,780,423
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.04%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 4 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Clara T. Rankin Williams
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 107,729
	8	SHARED VOTING POWER 186,646
	9	SOLE DISPOSITIVE POWER 107,729
	10	SHARED DISPOSITIVE POWER 1,484,299

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,592,028
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.55%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 5 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 152,783
	8	SHARED VOTING POWER 1,294,491
	9	SOLE DISPOSITIVE POWER 152,783
	10	SHARED DISPOSITIVE POWER 1,298,113

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,450,896
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.44%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 6 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) David B. Williams
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,162
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 3,162
	10	SHARED DISPOSITIVE POWER 1,588,866

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,592,028
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.55%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 7 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Helen R. Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 100,389
	8	SHARED VOTING POWER 186,646
	9	SOLE DISPOSITIVE POWER 100,389
	10	SHARED DISPOSITIVE POWER 1,519,120

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,619,509
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.77%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 8 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) John C. Butler, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 37,983
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 37,983
	10	SHARED DISPOSITIVE POWER 1,581,526

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,619,509
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.77%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 9 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Claiborne R. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 132,073
	8	SHARED VOTING POWER 1,294,491
	9	SOLE DISPOSITIVE POWER 132,073
	10	SHARED DISPOSITIVE POWER 1,296,774

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,428,847
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.27%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 10 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Roger F. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 192,662
	8	SHARED VOTING POWER 1,294,491
	9	SOLE DISPOSITIVE POWER 192,662
	10	SHARED DISPOSITIVE POWER 1,311,905

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,504,567
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.86%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 11 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chloe O. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,283
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,283
	10	SHARED DISPOSITIVE POWER 1,426,564

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,428,847
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.27%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 12 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Bruce T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 40,662
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 40,662
	10	SHARED DISPOSITIVE POWER 1,157,481

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,198,143
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.45%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 13 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alison A. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 17,414
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 17,414
	10	SHARED DISPOSITIVE POWER 1,487,153

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,504,567
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.86%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 14 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Corbin K. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,622
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 3,622
	10	SHARED DISPOSITIVE POWER 1,447,274

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,450,896
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.44%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 15 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Matthew M. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,338
	8	SHARED VOTING POWER 1,208
	9	SOLE DISPOSITIVE POWER 11,338
	10	SHARED DISPOSITIVE POWER 648,105

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 659,443
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.20%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 16 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Elizabeth B. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 722
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 722
	10	SHARED DISPOSITIVE POWER 658,721

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 659,443
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.20%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 17 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) James T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,853
	8	SHARED VOTING POWER 1,208
	9	SOLE DISPOSITIVE POWER 15,853
	10	SHARED DISPOSITIVE POWER 647,946

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 663,799
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.23%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 18 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Claiborne R. Rankin, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 769
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 769
	10	SHARED DISPOSITIVE POWER 646,175

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,944
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.10%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 19 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Scott W. Seelbach
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 722
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 722
	10	SHARED DISPOSITIVE POWER 654,786

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 655,508
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.17%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 20 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas P. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,492
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 8,492
	10	SHARED DISPOSITIVE POWER 646,175

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 654,667
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.16%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 21 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Julia Rankin Kuipers
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 10,242
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 10,242
	10	SHARED DISPOSITIVE POWER 646,415

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 656,657
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.18%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 22 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Lynne T. Rankin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 563
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 563
	10	SHARED DISPOSITIVE POWER 663,236

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 663,799
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.23%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 23 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chloe R. Seelbach
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,611
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 8,611
	10	SHARED DISPOSITIVE POWER 646,897

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 655,508
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.17%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 449172105	Schedule 13D/A	Page 24 of 28

Part II to Schedule 13D/A

This Amendment No. 2 to Schedule 13D (this “Amendment No. 2”) is hereby filed to update and supplement certain information with respect to beneficial ownership of shares of Class A Common Stock (“Class A Common”) of Hyster-Yale Materials Handling, Inc. (the “Issuer”) held by Rankin Associates II, L.P., a Delaware limited partnership, that appeared in the Schedule 13D filed by the Reporting Persons on February 14, 2017 (the “Initial Filing”) and as amended on February 14, 2018 (“Amendment No. 1”) (collectively, the “Filings”). This Amendment No. 2 (a) updates certain information with respect to certain Reporting Persons under the Filings and (b) reflects the acquisition and/or disposition of shares of Class A Common by certain Reporting Persons. Capitalized items used herein but not defined herein have the meanings assigned to them in the Filings.

Item 2. Identity and Background.

(a)—(c) Item 2 of the Filings is hereby amended as follows:

The statements under the heading Alfred M. Rankin, Jr. are hereby deleted and replaced by the following:

Alfred M. Rankin, Jr. Mr. Rankin’s resident address is 7421 Markell Road, Waite Hill, Ohio 44094. He is (a) Chairman, President and Chief Executive Officer of the Issuer, at 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124, (b) Non-Executive Chairman of NACCO Industries, Inc., a Delaware corporation, at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124 and (c) Non-Executive Chairman of Hamilton Beach Brands Holding Company, a Delaware corporation, at 4421 Waterfront Dr., Glen Allen, Virginia 23060.

The statements under the heading Thomas Parker Rankin are hereby deleted and replaced by the following:

Thomas Parker Rankin. Mr. Rankin’s address is 20 Commerce St., Apartment BW, New York, NY 10014. He is an associate at Evercore Partners.

Item 5. Interest in Securities of the Issuer.

The statements under the heading Alfred M. Rankin, Jr. are hereby deleted and replaced in their entirety by the following:

Alfred M. Rankin, Jr. Mr. Rankin has the sole power to vote and dispose of 141,662 shares of Class A Common, shares the power to vote 1,376,921 shares of Class A Common and shares the power to dispose of 1,638,761 shares of Class A Common. Collectively, the 1,780,423 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 14.04% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Victoire G. Rankin are hereby deleted and replaced in their entirety by the following:

Victoire G. Rankin. Ms. Rankin has the sole power to vote and dispose of 75,194 shares of Class A Common and shares the power to dispose of 1,705,229 shares of Class A Common. Collectively, the 1,780,423 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 14.04% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Clara T. Rankin Williams are hereby deleted and replaced in their entirety by the following:

Clara T. Rankin Williams. Ms. Williams has the sole power to vote and dispose of 107,729 shares of Class A Common, shares the power to vote 186,646 shares of Class A Common and shares the power to dispose of 1,484,299 shares of Class A Common. Collectively, the 1,592,028 shares of Class A Common beneficially owned by Ms. Williams constitute approximately 12.55% of the Class A Common outstanding as of December 31, 2018.

CUSIP No. 449172105	Schedule 13D/A	Page 25 of 28

The statements under the heading Thomas T. Rankin are hereby deleted and replaced in their entirety by the following:

Thomas T. Rankin. Mr. Rankin has the sole power to vote and dispose of 152,783 shares of Class A Common, shares the power to vote 1,294,491 of Class A Common and shares the power to dispose of 1,298,113 shares of Class A Common. Collectively, the 1,450,896 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.44% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading David B. Williams are hereby deleted and replaced in their entirety by the following:

David B. Williams. Mr. Williams has the sole power to vote and dispose of 3,162 shares of Class A Common and shares the power to dispose of 1,588,866 shares of Class A Common. Collectively, the 1,592,028 shares of Class A Common beneficially owned by Mr. Williams constitute approximately 12.55% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Helen R. Butler are hereby deleted and replaced in their entirety by the following:

Helen R. Butler. Ms. Butler has the sole power to vote and dispose of 100,389 shares of Class A Common, shares the power to vote 186,646 shares of Class A Common and shares the power to dispose of 1,519,120 shares of Class A Common. Collectively, the 1,619,509 shares of Class A Common beneficially owned by Ms. Butler constitute approximately 12.77% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading John C. Butler, Jr. are hereby deleted and replaced in their entirety by the following:

John C. Butler, Jr. Mr. Butler has the sole power to vote and dispose of 37,983 shares of Class A Common and shares the power to dispose of 1,581,526 shares of Class A Common. Collectively, the 1,619,509 shares of Class A Common beneficially owned by Mr. Butler constitute approximately 12.77% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Claiborne R. Rankin are hereby deleted and replaced in their entirety by the following:

Claiborne R. Rankin. Mr. Rankin has the sole power to vote and dispose of 132,073 shares of Class A Common, shares the power to vote 1,294,491 shares of Class A Common and shares the power to dispose of 1,296,774 shares of Class A Common. Collectively, the 1,428,847 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.27% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Roger F. Rankin are hereby deleted and replaced in their entirety by the following:

Roger F. Rankin. Mr. Rankin has the sole power to vote and dispose of 192,662 shares of Class A Common, shares the power to vote 1,294,491 shares of Class A Common and shares the power to dispose of 1,311,905 shares of Class A Common. Collectively, the 1,504,567 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.86% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Chloe O. Rankin are hereby deleted and replaced in their entirety by the following:

Chloe O. Rankin. Ms. Rankin has the sole power to vote and dispose of 2,283 shares of Class A Common and shares the power to dispose of 1,426,564 shares of Class A Common. Collectively, the 1,428,847 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 11.27% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Bruce T. Rankin are hereby deleted and replaced in their entirety by the following:

Bruce T. Rankin. Mr. Rankin has the sole power to vote and dispose of 40,662 shares of Class A Common and shares the power to dispose of 1,157,481 shares of Class A Common. Collectively, the 1,198,143 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 9.45% of the Class A Common outstanding as of December 31, 2018.

CUSIP No. 449172105	Schedule 13D/A	Page 26 of 28

The statements under the heading Alison A. Rankin are hereby deleted and replaced in their entirety by the following:

Alison A. Rankin. Ms. Rankin has the sole power to vote and dispose of 17,414 shares of Class A Common and shares the power to dispose of 1,487,153 shares of Class A Common. Collectively, the 1,504,567 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 11.86% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Corbin K. Rankin are hereby deleted and replaced in their entirety by the following:

Corbin K. Rankin. Ms. Rankin has the sole power to vote and dispose of 3,622 shares of Class A Common and shares the power to dispose of 1,447,274 shares of Class A Common. Collectively, the 1,450,896 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 11.44% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Matthew M. Rankin are hereby deleted and replaced in their entirety by the following:

Matthew M. Rankin. Mr. Rankin has the sole power to vote and dispose of 11,338 shares of Class A Common, shares the power to vote 1,208 shares of Class A Common and shares the power to dispose of 648,105 shares of Class A Common. Collectively, the 659,443 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.20% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Elizabeth B. Rankin are hereby deleted and replaced in their entirety by the following:

Elizabeth B. Rankin. Ms. Rankin has the sole power to vote and dispose of 722 shares of Class A Common and shares the power to dispose of 658,721 shares of Class A Common. Collectively, the 659,443 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 5.20% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading James T. Rankin are hereby deleted and replaced in their entirety by the following:

James T. Rankin. Mr. Rankin has the sole power to vote and dispose of 15,853 shares of Class A Common, shares the power to vote 1,208 shares of Class A Common and shares the power to dispose of 647,946 shares of Class A Common. Collectively, the 663,799 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.23% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Claiborne R. Rankin, Jr. are hereby deleted and replaced in their entirety by the following:

Claiborne R. Rankin, Jr. Mr. Rankin has the sole power to vote and dispose of 769 shares of Class A Common and shares the power to dispose of 646,175 shares of Class A Common. Collectively, the 646,944 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.10% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Scott W. Seelbach are hereby deleted and replaced in their entirety by the following:

Scott W. Seelbach. Mr. Seelbach has the sole power to vote and dispose of 722 shares of Class A Common and shares the power to dispose of 654,786 shares of Class A Common. Collectively, the 655,508 shares of Class A Common beneficially owned by Mr. Seelbach constitute approximately 5.17% of the Class A Common outstanding as of December 31, 2018.

CUSIP No. 449172105	Schedule 13D/A	Page 27 of 28

The statements under the heading Thomas P. Rankin are hereby deleted and replaced in their entirety by the following:

Thomas P. Rankin. Mr. Rankin has the sole power to vote and dispose of 8,492 shares of Class A Common and shares the power to dispose of 646,175 shares of Class A Common. Collectively, the 654,667 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.16% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Julia Rankin Kuipers are hereby deleted and replaced in their entirety by the following:

Julia Rankin Kuipers. Ms. Rankin has the sole power to vote and dispose of 10,242 shares of Class A Common and shares the power to dispose of 646,415 shares of Class A Common. Collectively, the 656,657 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 5.18% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Lynne T. Rankin are hereby deleted and replaced in their entirety by the following:

Lynne T. Rankin. Ms. Rankin has the sole power to vote and dispose of 563 shares of Class A Common and shares the power to dispose of 663,236 shares of Class A Common. Collectively, the 663,799 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 5.23% of the Class A Common outstanding as of December 31, 2018.

The statements under the heading Chloe R. Seelbach are hereby deleted and replaced in their entirety by the following:

Chloe R. Seelbach. Ms. Seelbach has the sole power to vote and dispose of 8,611 shares of Class A Common and shares the power to dispose of 646,897 shares of Class A Common. Collectively, the 655,508 shares of Class A Common beneficially owned by Ms. Seelbach constitute approximately 5.17% of the Class A Common outstanding as of December 31, 2018.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Initial Filing is hereby amended by inserting at the end thereof the following:

Effective October 30, 2018, each of the Issuer and the Participating Stockholders executed and delivered an Amendment to the Stockholders’ Agreement amending the Stockholders’ Agreement to add additional Participating Stockholders under the Stockholders’ Agreement. A copy of the Amendment to the Stockholders’ Agreement is attached hereto as Exhibit 25 and is incorporated herein in its entirety.

Item 7. Material to be Filed as Exhibits.

Item 7 of the Initial Filing is hereby amended by adding the following:

Exhibit 25	Eighth Amendment to Stockholders’ Agreement, dated as of October 30, 2018, by and between the Issuer and the Participating Stockholders (incorporated by reference to Exhibit 26 to the Issuer’s Schedule 13D/A, filed by the Issuer on February 14, 2019, Commission File Number 005-87003).

[Signatures begin on the next page.]

[The remainder of this page was intentionally left blank.]

CUSIP No. 449172105	Schedule 13D/A	Page 28 of 28

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019

RANKIN ASSOCIATES II, L.P.

By:	Rankin Management, Inc., its Managing Partner

By:	/s/ Alfred M. Rankin, Jr. Alfred M. Rankin, Jr. President

RANKIN MANAGEMENT, INC.

By:	/s/ Alfred M. Rankin, Jr. Alfred M. Rankin, Jr. President

REPORTING INDIVIDUALS

/s/ Alfred M. Rankin, Jr.
Name:	Alfred M. Rankin, Jr., on behalf of himself, and as:
Attorney-in-Fact for Victoire G. Rankin*
Attorney-in-Fact for Helen R. Butler*
Attorney-in-Fact for Clara T. Rankin Williams*
Attorney-in-Fact for Thomas T. Rankin*
Attorney-in-Fact for Matthew M. Rankin*
Attorney-in-Fact for Claiborne R. Rankin*
Attorney-in-Fact for Chloe O. Rankin*
Attorney-in-Fact for Roger F. Rankin*
Attorney-in-Fact for Bruce T. Rankin*
Attorney-in-Fact for Alison A. Rankin*
Attorney-in-Fact for Corbin K. Rankin*
Attorney-in-Fact for John C. Butler, Jr.*
Attorney-in-Fact for James T. Rankin*
Attorney-in-Fact for Claiborne R. Rankin, Jr.*
Attorney-in-Fact for David B. Williams*
Attorney-in-Fact for Scott W. Seelbach*
Attorney-in-Fact for Elizabeth B. Rankin*
Attorney-in-Fact for Thomas P. Rankin*
Attorney-in-Fact for Julia Rankin Kuipers*
Attorney-in-Fact for Lynne T. Rankin*
Attorney-in-Fact for Chloe R. Seelbach*

*

The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 2, at page 16, and Exhibit 4, at pages 25 and 26 of the Schedule 13D, filed February 18, 1998.